Exhibit 16.1

March 11, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read item 4.01(a) of Form 8-K dated March 11, 2020 of Steven Madden, LTD. and are in agreement with the statements contained therein as it regards our firm. We have no basis to agree or disagree with the other statements of the registrant contained in Item 4.01(b).

Sincerely,

/s/ EisnerAmper LLP

EisnerAmper LLP